Exhibit 99.1

NAPCO Reports Results for Fiscal 2011

- Management to Host Conference Call Today at 11AM –

AMITYVILLE, N.Y.--(BUSINESS WIRE)--September 12, 2011--NAPCO Security Technologies, Inc., (NASDAQ:NSSC), one of the world’s leading suppliers of high performance electronic security equipment for over 40 years, today announced financial results for its fiscal year ended June 30, 2011.

Highlights:

Net sales for fiscal 2011 increased 5% to a record level for the Company of $71,392,000, from $67,757,000 a year ago. For the three months ended June 30, 2011, net sales remained relatively constant at $20,697,000, from $20,636,000 a year ago despite the ongoing global and national economic pressures.

Adjusted EBITDA* for fiscal 2011 increased $5,834,000 to $6,268,000 as compared to $434,000 for the same period a year ago. For the three months ended June 30, 2011, Adjusted EBITDA* increased $3,130,000 to $3,257,000 from $127,000 for the same period a year ago (*see table attached).

Net income for fiscal 2011 increased $7,621,000 to $1,121,000 or $0.06 per share as compared to the net loss of ($6,500,000) or ($0.34) per share for the same period a year ago. Net income for the three months increased $3,295,000 to $1,403,000 or $0.07 per share as compared to $(1,892,000) or $(0.10) per share for the same period a year ago. Per share results are based on 19,321,000 and 19,176,000 fully diluted weighted average shares for the three and twelve months ended June 30, 2011, respectively, and 19,096,000 fully diluted shares for the three and twelve months ended June 30, 2010.

Cash generated by operating activities was approximately $4.4 million for fiscal 2011 and $2.1 million for the three months ended June 30, 2011.

Debt, net of cash, has been reduced by $15.2 million from $35.9 million to $20.7 million since acquiring Marks USA in August of 2008. $3,627,000 of this reduction occurred in fiscal 2011, of which $1,830,000 occurred in the fourth quarter.

Gross Profit for the year ended June 30, 2011 was $20,101,000 or 28.2% of net sales, an increase of 38% compared to $14,522,000 or 21.4% of net sales for same period a year ago.

Selling, general and administrative expenses for year ended June 30, 2011 decreased by 9% to $17,188,000 as compared to $18,810,000 for the same period a year ago.

Operating income for the year ended June 30, 2011 increased by $7,724,000 to $2,513,000 as compared to $(5,211,000) for the same period a year ago.

Richard Soloway, Chairman and President, stated, “Fiscal 2011 saw continued positive trends in gross profit and net income as compared to recent years. In addition, interest expense continues to be reduced as we further reduce our outstanding debt. We are optimistic that the improved SG&A, overhead and interest expense levels will contribute to increased net income and shareholder value when economic conditions improve and sales growth increases.”

Mr. Soloway added, “Alarm Lock’s Trilogy Networx wireless networking locking system continues to grow nicely in sales. This innovative product fits multiple commercial applications in office buildings, hospitals and schools. Importantly, it enables facilities to cost-effectively install a standalone locking device network, at a fraction of the cost of hardwired access control systems.”

Mr. Soloway continued, “The Starlink™ Wireless, GSM Communicator is in the process of being rolled out across the country. Traditional phone lines, for communication of alarm signals, are becoming a thing of the past. This product provides full-channel, cellular alarm notification and gives alarm dealers a way to program alarm panels remotely, by providing complete upload/download capabilities. Importantly, Starlink provides our dealers, as well as our Company, with an incremental, future source of recurring revenue income.”

“Our new, breakthrough NAPCO Commercial ™ integrated fire and intrusion product platform has quickly gained momentum and market presence. The product uniquely provides our dealers with a wide array of solutions when a high capacity, 8 to 255 addressable points, of intrusion, fire or a combination intrusion/fire installation is required.”

“Marks USA is introducing its innovative LocDown ™ wirelessly controlled, network of locking hardware. The product line enables public facilities, such as school campuses, to totally lock down all of its standalone locking hardware in seconds. The product line is comprised of battery-powered cylindrical, mortise and exit locking hardware that communicates wirelessly with a master controller or individual portable key fobs. This product pioneers a whole new category of standalone, wireless locking hardware”.

Mr. Soloway concluded, “While our efficiency enhancement and cost-saving measures have returned us to profitability for fiscal 2011, we are also excited about our new product offerings and the positive effect they may have on our profitability.”

NAPCO Security Technologies, Inc. annual meeting is set for December 6, 2011, with a record date of October 28, 2011.

Conference call information

NAPCO will host a conference call for the investment community today, September 12, 2011, at 11:00 AM ET. Interested parties may participate in the call by dialing (877) 407-8291; international callers dial (201) 689-8345 about 5 – 10 minutes prior to 11:00 AM ET. The conference call will also be available on replay starting at 3:00 PM ET on September 12, 2011 and ending on September 26, 2011. For the replay, please dial (877) 660-6853 (replay account #332, replay conference #378770). The access number for the replay for international callers is (201) 612-7415 (replay account #332, replay conference #378770).

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control and door locking systems. The Company consists of NAPCO plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. The products are installed by security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for technical excellence, reliability and innovation, poising the Company for growth in the rapidly expanding electronic security market, a multi-billion dollar market.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS	June 30, 2011	June 30, 2010
	(unaudited)	(audited)
	(In thousands except share data)
CURRENT ASSETS
Cash and cash equivalents	$3,077	$5,522
Accounts receivable, net of reserves	17,640	17,740
Inventories	19,986	17,370
Prepaid expenses and other current assets	950	947
Income tax receivable	--	785
Deferred income taxes	528	448
Total Current Assets	42,181	42,812
Inventories - non-current, net	4,201	6,712
Deferred income taxes	2,083	1,842
Property, plant and equipment, net	7,741	8,106
Intangible assets, net	12,316	13,870
Other assets	273	326
TOTAL ASSETS	$68,795	$73,668
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$3,572	$--
Loan payable	--	29,849
Accounts payable	4,649	5,320
Accrued expenses	2,553	2,242
Income tax payable	437	--
Accrued salaries and wages	1,785	1,899
Total Current Liabilities	12,996	39,310
Long-term debt, net of current maturities	20,205	--
Accrued income taxes	165	116
Total Liabilities	33,366	39,426
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 20,095,713 shares issued; 19,095,713 shares outstanding	201	201
Additional paid-in capital	14,072	14,006
Retained earnings	26,771	25,650
	41,044	39,857
Less: Treasury Stock, at cost (1,000,000 shares)	(5,615)	(5,615)
TOTAL STOCKHOLDERS' EQUITY	35,429	34,242
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$68,795	$73,668

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Fiscal year ended June 30,
	2011 (unaudited)	2010 (unaudited)	2011 (unaudited)	2010 (audited)
	(In thousands, except share and per share data)

Net sales	$20,697	$20,636	$71,392	$67,757
Cost of sales	14,222	17,596	51,291	53,235
Gross Profit	6,475	3,040	20,101	14,522
Selling, general, and administrative expenses	4,033	4,737	17,188	18,810
Impairment of goodwill and other intangible assets	400	--	400	923
Operating Income (Loss)	2,042	(1,697)	2,513	(5,211)
Other expense:
Interest expense, net	327	607	1,660	2,366
Other, net	5	--	46	7
	332	607	1,706	2,373
Income (Loss) before Provision (Benefit) for Income Taxes	1,710	(2,304)	807	(7,584)
Provision (Benefit) for income taxes	307	(412)	(314)	(1,084)
Net Income (Loss)	$1,403	$(1,892)	$1,121	$(6,500)
Income (Loss) per share:
Basic	$0.07	$(0.10)	$0.06	$(0.34)
Diluted	$0.07	$(0.10)	$0.06	$(0.34)
Weighted average number of shares outstanding:
Basic	19,096,000	19,096,000	19,096,000	19,096,000
Diluted	19,321,000	19,096,000	19,176,000	19,096,000

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands)
	3 months ended June 30,		12 months ended June 30,
	2011	2010	2011	2010
Net income (loss) (GAAP)	$1,403	$(1,892)	$1,121	$(6,500)
Add back provision (benefit) for income taxes	307	(412)	(314)	(1,084)
Add back interest and other expense	332	607	1,706	2,373
Operating income (loss) (GAAP)	2,042	(1,697)	2,513	(5,211)
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	288	334	1,154	1,339
Add back stock-based compensation expense	14	42	66	227
Add back change to inventory reserve	193	394	693	394
Add back costs relating to Marks consolidation	--	350	216	588
Add back bad debt reserves and write-offs associated with closure of Middle East operation	--	303	--	498
Add back impairment of Goodwill and Other Intangible assets	400	--	400	923
Add back costs associated with waivers and amendments to credit facilities	--	58	69	357
Adjusted non-GAAP operating income (loss)	2,937	(216)	5,111	(885)
Add back depreciation	320	343	1,157	1,319
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$3,257	$127	$6,268	$434

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income (loss) plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user’s overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO’s core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

CONTACT:
NAPCO Security Technologies, Inc.
Richard Soloway, CEO
Kevin S. Buchel, Senior VP
631-842-9400 ext. 120
or
Wolfe Axelrod Weinberger Assoc. LLC
Donald Weinberger
Diana Bittner (media)
212-370-4500
Fax: 212-370-4505
don@wolfeaxelrod.com
diana@wolfeaxelrod.com